EXHIBIT 11

                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
                      (in millions, except per share data)


                                                                        12 Weeks Ended
                                                                    3/18/00     3/20/99
                                                                    -------     -------
Number of shares on which basic earnings (loss) per share is based:

  Average outstanding during period .........                           149          55
  Add - Incremental shares under stock
    compensation plans ......................                             -           -
                                                                      -----      ------
Number of shares in which diluted
  earnings per share is based ...............                           149          55

Net earnings (loss) applicable to common
   shareholders .............................                         $  17      $   (3)

Net earnings (loss) on which diluted earnings
   per share is based .......................                         $  17      $   (3)

Basic earnings (loss) per share .............                         $0.11      $(0.06)

Diluted earnings (loss) per share ...........                         $0.11      $(0.06)




                                      -18-